UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
 Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 24, 2013

CFS BANCORP, INC.
(Exact name of Registrant as specified in its charter)

____________________________

Indiana	000-24611	35-2042093
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
707 Ridge Road Munster, IN		46321 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (219) 836-5500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Renewal of Existing Change-in-Control Agreements with Executive Officers

As previously disclosed, as of December 31, 2012, Citizens Financial Bank (the “Bank”), a wholly-owned subsidiary of CFS Bancorp, Inc. (the “Company”), maintained change-in-control agreements with two of its executive officers, Dale S. Clapp and Daniel J. Zimmer. Prior to December 31, 2012, the Bank submitted a request to the Office of the Comptroller of the Currency (the “OCC”) and the FDIC for approval to extend these agreements for an additional twelve (12) month period ending on December 31, 2013. In addition, the Bank submitted a request to the OCC and FDIC for approval to enter into a change-in-control agreement with Rebecca D. Rees, an executive officer of the Bank. Ms. Rees was not previously party to such an agreement with the Bank.

Upon receipt of the necessary approvals from the OCC and the FDIC, the Bank extended the term of each of the existing change-in-control agreements with Messrs. Clapp and Zimmer until December 31, 2013. There were no changes to the agreements with Messrs. Clapp and Zimmer other than to extend the term.

New Change-in-Control Agreement with Rebecca D. Rees

The Bank entered into a change-in-control agreement with Ms. Rees as of April 24, 2013, after the receipt of the necessary regulatory approvals. The terms and provisions of the agreement with Ms. Rees are substantially the same as those included in the agreements previously entered into with Messrs. Clapp and Zimmer. The term of the agreement with Ms. Rees expires one year from the date of effectiveness, or April 24, 2014. The agreement provides that the Bank’s Board of Directors will review the agreement within 60 days prior to the first anniversary date of the agreement and within 60 days prior to each subsequent one-year anniversary thereafter. The Board review will determine whether the term of the agreement will be extended for a period of one year in addition to the then remaining term, subject to receipt of all applicable regulatory approvals.  If the Bank’s Board determines not to extend the term of the agreement, the agreement will terminate.

Each of the change-in-control agreements is a double-trigger agreement, which provides that if Messrs. Clapp or Zimmer or Ms. Rees terminates his or her employment for “good reason” (as defined in the agreement) upon or within two (2) years following a change-in-control of the Company or the Bank then, subject to receipt of all applicable regulatory approvals for such payments, the terminated employee will be entitled to change-in-control payments (payable in cash) equal to 100% of his or her average monthly base salary for a period of twelve (12) months following his or her last day of employment with the Bank. Messrs. Clapp and Zimmer and Ms. Rees are entitled, subject to receipt of all applicable regulatory approvals for such payments, to the same payment if the Bank terminates his or her employment for any reason (other than for “cause” or a disability of the executive) concurrently with, or during the two (2)-year period immediately following, a change-in-control of the Company or the Bank.  Also, all outstanding awards of cash bonuses, stock options, restricted stock and other incentive compensation (whether cash or equity based) will vest or be earned and paid or distributed to, or be exercisable by, the executive. Each agreement also provides that, if Messrs. Clapp or Zimmer or Ms. Rees is participating in the Bank’s group health insurance plan at the time his or her employment is terminated and if he or she has made an appropriate election to continue insurance coverage for himself or herself and/or his or her spouse and legal dependents under COBRA, then the terminated employee will pay the premiums for continued group health coverage and the Bank will reimburse him or her for a limited period of time for the premiums he or she actually pays for the continued coverage.

Each change-in-control agreement also contains non-competition and non-solicitation covenants that apply while Messrs. Clapp and Zimmer and Ms. Rees are employed by the Bank and on a post-employment basis. In addition, at all times during and following their employment by the Bank, Messrs. Clapp and Zimmer and Ms. Rees are subject to additional confidentiality and non-disparagement covenants and restrictions.

These agreements are not employment agreements or a guarantee or commitment for continued employment of Messrs. Clapp or Zimmer or Ms. Rees by the Bank.  Messrs. Clapp and Zimmer and Ms. Rees are employees-at-will of the Bank.  The agreements do not affect or limit the right of the Bank or of Messrs. Clapp or Zimmer or Ms. Rees to terminate their respective employment with the Bank at any time for any reason or for no reason.

The description of Ms. Rees’ change-in-control agreement included above is a summary only, and is qualified in its entirety by reference to the actual agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
Exhibit 10.1	Change in Control Agreement between Citizens Financial Bank and Rebecca D. Rees dated as of April 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CFS BANCORP, INC. (Registrant)

Date: April 25, 2013	By:	/s/Jerry A. Weberling
Name: Jerry A. Weberling
Title: Title: Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description
Exhibit 10.1	Change in Control Agreement between Citizens Financial Bank and Rebecca D. Rees dated as of April 24, 2013.